EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Registration Nos. 333-196012, 333-167887, 333-134630, 333-115841 and 333-85900) and Form S-3 (Registration No. 333‑197345) of our reports dated March 26, 2015, with respect to the consolidated financial statements of Harvest Natural Resources, Inc. and subsidiaries as of December 31, 2014, and for the year then ended and to the effectiveness of Harvest Natural Resources, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2014, which appears in the Annual Report on Form 10-K of Harvest Natural Resources, Inc. for the year ended December 31, 2014.

/s/ BDO USA, LLP

Houston, Texas

April 30, 2015